Exhibit (e)(iv)

FIRST AMENDMENT TO

DISTRIBUTION AGREEMENT

This first amendment (“Amendment”) to the Distribution Agreement (the “Agreement”) dated as of May 31st, 2017, by and between HSBC Funds (the “Trust”) and Foreside Distribution Services L.P. (the “Distributor” and collectively with the Trust, the “Parties”) is entered into as of June 7, 2018 (the “Effective Date”).

WHEREAS, the Parties desire to amend the Agreement to reflect updated language; and

WHEREAS, Section 16 of the Agreement requires that amendments to the Agreement be made in writing and executed by all parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.         Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.         Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.

3.         Section 2(G) of the Agreement is hereby deleted in its entirety and replaced by the following language:

The Distributor shall, at the request of the Trust and subject to the review and approval by the Trust prior to execution, enter into agreements with such qualified broker-dealers and other financial intermediaries as it may select, in order that such broker-dealers and other intermediaries also may sell Shares of the Funds. The form of any dealer agreement shall include a provision for the forfeiture by selling agents of any sales charge or discount with respect to Shares sold by them and redeemed, repurchased or tendered for redemption within seven business days after the date of confirmation of such purchases, and be approved by the Trust. The Distributor shall not be obligated to make any payments to any broker-dealers, other financial intermediaries or other third parties, unless the Distributor has received an authorized payment from the applicable Fund’s plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act (“Plan”), which has been approved by the Trust’s Board.

4.         This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.

Exhibit (e)(iv)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

HSBC FUNDS		FORESIDE DISTRIBUTION SERVICES L.P.

By:	/s/ Richard A. Fabietti	By:	/s/ Mark A. Fairbanks
Name: Richard A. Fabietti			Mark A. Fairbanks, Vice President
Title: President